Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Institutional Trust of our reports dated April 18, 2024, relating to the financial statements and financial highlights, which appear in Western Asset SMASh Series C Fund’s, Western Asset SMASh Series M Fund’s, Western Asset SMASh Series Core Completion Fund’s, and Western Asset SMASh Series TF Fund’s Annual Report on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

June 20, 2024